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                                                                       EXHIBIT 5

[Letterhead of Piper Rudnick LLP]                             6225 Smith Avenue
                                                 Baltimore, Maryland 21209-3600
                                            Main 410.580.3000  fax 410.580.3001

                                  June 25, 2004

FRIEDMAN, BILLINGS, RAMSAY & CO. INC.
     As Representative of the Underwriters
     Listed in Schedule I of the Underwriting Agreement
1001 19th Street North
Arlington, Virginia 22209

                              RAIT Investment Trust

Ladies and Gentlemen:

      We have served as special Maryland counsel to RAIT Investment Trust, a Maryland statutory real estate investment trust (the "Trust"), in connection with the sale of 2,000,000 shares (the "Firm Shares") of beneficial interest of the Trust, designated as Common Shares, par value $.01 per share (the "Common Shares"), and up to an additional 300,000 of the Common Shares which may be issued and sold pursuant to an underwriters' over-allotment option (the "Option Shares" and, together with the Firm Shares, the "Shares"), pursuant to an Underwriting Agreement (the "Underwriting Agreement"), dated June 21, 2004, by and among the Trust, RAIT Partnership, L.P., a Delaware limited partnership of which a wholly-owned subsidiary of the Trust acts as the general partner (the "Operating Partnership"), and Friedman, Billings, Ramsey & Co., Inc., as a representative of the Underwriters listed in Schedule I of the Underwriting Agreement (the "Underwriters"). Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Underwriting Agreement. This opinion is being delivered to you at the request of the Trust pursuant to
Section 6(c) of the Underwriting Agreement.

      In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

            (a) The Declaration of Trust of the Trust, as amended, corrected, and supplemented to date (the "Declaration of Trust"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT").

            (b) The By-Laws of the Trust, as amended, restated, and in effect on the date hereof (the "Trust By-Laws").

            (c) The Charter of RAIT General, Inc., a Maryland corporation ("RAIT GP"), as amended, corrected, and supplemented to date (the "RAIT GP Charter"), certified by the MSDAT.

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                                  FRIEDMAN, BILLINGS, RAMSAY & CO. INC., ET. AL.
                                                                   June 25, 2004
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            (d) The By-Laws of RAIT GP, as amended, restated, and in effect on the date hereof (the "RAIT GP By-Laws").

            (e) The Charter of RAIT Limited, Inc., a Maryland corporation ("RAIT LP"), as amended, corrected, and supplemented to date (the "RAIT LP Charter"), certified by the MSDAT.

            (f) The By-Laws of RAIT LP, as amended, restated, and in effect on the date hereof (the "RAIT LP By-Laws").

            (g) The Underwriting Agreement.

            (h) The Registration Statement of the Trust on Form S-3 (File Number 333-103618), relating to the Shares, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement").

            (i) The final Prospectus dated July 10, 2003 (the "Prospectus"), which forms a part of the Registration Statement, and the related final Prospectus Supplement dated June 22, 2004 (the "Prospectus Supplement"), relating to the Shares.

            (j) The resolutions of the Board of Trustees of the Trust relating to the organization of the Trust, the authorization of the Underwriting Agreement, and the authorization and the issuance of the Shares.

            (k) The resolutions of the Board of Directors of RAIT GP, relating to the organization of RAIT GP and the due authorization and issuance of 99 shares of the capital stock of RAIT GP, par value $.01 per share (the "RAIT GP Shares"), to the Trust and the stock record book of RAIT GP.

            (l) The resolutions of the Board of Directors of RAIT LP, relating to the organization of RAIT LP and the due authorization and issuance of 99 shares of the capital stock of RAIT LP, par value $.01 per share (the "RAIT LP Shares"), to the Trust and the stock record book of RAIT LP.

            (m) A form of certificate of shares of beneficial interest evidencing the Common Shares.

            (n) Short-form Good Standing Certificates for the Trust, RAIT GP, and RAIT LP, respectively, each dated a recent date, issued by the MSDAT.

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                                  FRIEDMAN, BILLINGS, RAMSAY & CO. INC., ET. AL.
                                                                   June 25, 2004
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            (o) Officer's Certificates of the Trust, RAIT GP, and RAIT LP,
      (collectively, the "Certificates"), each dated the date hereof, as to certain factual matters.

            (p) Such other documents and instruments, certified or otherwise identified to our satisfaction, and such statutes, questions of law or fact, as we have considered necessary or appropriate for purposes of the opinions expressed herein.

      In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder, the accuracy of the representations and warranties of the Trust and the Underwriters, as to factual matters, as set forth in the Underwriting Agreement, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Trust, RAIT GP, and RAIT LP, we have assumed that such parties had the power (corporate, trust, partnership, or other) to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action (corporate, trust, partnership, or other), and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificates.

      Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations set forth below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

            (1) Each of the Trust, RAIT GP, and RAIT LP has been duly formed or incorporated, as the case may be, and is validly existing and in good standing under the laws of the State of Maryland with the requisite trust or corporate power and authority, as the case may be, to own its respective properties and to conduct its respective business as described in its respective declaration of trust or charter, as the case may be, and, in the case of the Trust, to execute, deliver and perform the Underwriting Agreement and to consummate the transactions described therein; the Trust has the trust power to own shares of RAIT GP and RAIT LP and to serve as a member of limited liability companies; RAIT GP has the corporate power to serve as a general partner of (A) the Operating Partnership, and (B) RAIT Rohrerstown, L.P., a Pennsylvania limited partnership; and RAIT LP has the corporate power to serve as a limited partner of the Operating Partnership.

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                                  FRIEDMAN, BILLINGS, RAMSAY & CO. INC., ET. AL.
                                                                   June 25, 2004
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            (2) The statements under the captions "Certain Provisions of
      Maryland Law and of the Declaration of Trust and Bylaws," and "Description of Shares of Beneficial Interest," in the Registration Statement and the Prospectus, in so far as such statements constitute matters of the Maryland General Corporation Law (the "MGCL") or the Maryland REIT Law, have been reviewed by us and are a fair summary of such matters.

            (3) The Trust has an authorized capitalization as set forth in the Prospectus Supplement under the caption "Capitalization." The outstanding shares of beneficial interest or capital stock, as the case may be, of the Trust, RAIT GP, and RAIT LP have been duly and validly authorized and issued and are fully paid and non-assessable; to our knowledge, all of the outstanding shares of capital stock of RAIT GP and RAIT LP are directly owned of record by the Trust.

            (4) The Underwriting Agreement has been duly authorized, and assuming it has been executed and delivered by an officer of the Trust, has been duly executed and delivered by the Trust.

            (5) The Firm Shares have been duly authorized for issuance by the Trust, and the Firm Shares, when issued and delivered in exchange for payment of the consideration therefor as contemplated by the Underwriting Agreement and the resolutions authorizing their issuance, will be validly issued, fully paid, and non-assessable.

            (6) The form of certificate of shares of beneficial interest evidencing the Firm Shares is in due and proper form and complies in all material respects with the requirements of the Maryland REIT Law, the Declaration of Trust, and the Trust By-Laws.

            (7) None of the issuance, sale, and delivery of the Firm Shares by the Trust, the execution, delivery, and performance of the Underwriting Agreement, and the consummation of the transactions contemplated thereby by the Trust do or will violate (i) any provision of the Declaration of Trust or the Trust By-Laws, or (ii) any statute or, to our knowledge, any rule, regulation, judgment, order, or decree of any court or any governmental agency or body of the State of Maryland having jurisdiction over the Trust, except that we express no opinion as to the provisions relating to indemnification and contribution set forth in the Underwriting Agreement.

            (8) No consent, approval, authorization, order, registration, filing, qualification, license, or permit of or with any court or any government agency or body of the State of Maryland having jurisdiction over the Trust or any of its properties or assets is required for the execution, delivery, and performance of the

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                                  FRIEDMAN, BILLINGS, RAMSAY & CO. INC., ET. AL.
                                                                   June 25, 2004
                                                                          Page 5

      Underwriting Agreement by the Trust or the consummation of the transactions contemplated thereby.

            (9) Except as disclosed in the Prospectus, and assuming compliance with Sections 2-311 and 2-419 of the MGCL and approval by the directors and stockholders of RAIT GP and RAIT LP, as applicable (as required by its respective charter or bylaws or the MGCL), neither RAIT GP nor RAIT LP, respectively, is prohibited or restricted by the MGCL or its respective charter or bylaws from paying dividends to the Trust or from making any other distribution with respect to such Subsidiary's capital stock or from repaying the Trust, or any other Subsidiary, any loans or advances to such Subsidiary, or from transferring any such Subsidiary's property or assets to the Trust or to any other Subsidiary in exchange for fair consideration.

      The opinions set forth herein are subject to additional assumptions, qualifications, and limitations as follows:

            (a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. We note that the Underwriting Agreement is to be governed by the laws of the State of New York.

            (b) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

            (c) We express no opinion as to compliance with the securities (or "blue sky") laws or the real estate syndication laws of the State of Maryland.

            (d) The word "to our knowledge" used herein is intended to be limited to the knowledge of the lawyers within our firm who have represented the Trust in connection with the Registration Statement and the Underwriting Agreement, without independent check or verification, and does not necessarily refer to such knowledge as might be acquired by a review of all of our files with respect to matters involving the Trust.

            (e) We assume that the issuance of the Firm Shares by the Trust will not cause any person to violate any of the provisions of the Declaration of Trust relating to the Ownership Limit, as defined in Article VII of the Declaration of Trust.

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                                  FRIEDMAN, BILLINGS, RAMSAY & CO. INC., ET. AL.
                                                                   June 25, 2004
                                                                          Page 6

            (f) We assume that the final certificate of shares of beneficial interest evidencing the Firm Shares conforms to the form of certificate of shares of beneficial interest referred to in paragraph (m) of the listing of documents.

            (g) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

      This opinion is solely for the use of (i) the Underwriters in connection with the transactions contemplated by the Underwriting Agreement, (ii) Ledgewood Law Firm, P.C., as securities counsel for the Trust in rendering its opinion under Section 6(b) of the Underwriting Agreement; and (iii) Hunton & Williams LLP, as counsel to the Underwriters in rendering its opinion under Section 6(e) of the Underwriting Agreement. This opinion may not be relied on by any other person or in any other connection without our prior written approval.

                                                     Very truly yours,

                                                     /s/ Piper Rudnick LLP